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                                   EXHIBIT 20

                              OFFICER'S CERTIFICATE
                        ANNUAL STATEMENT AS TO COMPLIANCE

         I, Arthur Q. Lyon, Senior Vice President and Chief Financial Officer of The Money Store Inc., a New Jersey Corporation (the "Company"), do hereby certify that:

         Under the terms of the Pooling and Servicing Agreement dated as of August 31, 1998 (the "Agreement") with respect to The Money Store Home Improvement Loan Backed Certificates, Series 1998-I; (i) the Company has generally complied with the provisions of Article V and VII, (ii) a review of the activities of the Company during the preceding calendar year and of its performance under the Agreement has been made under my supervision, and (iii) to the best of my knowledge, based on such review, the Company has fulfilled, in all material respects, its obligations under the Agreement throughout such year. The Company shall continue to audit and monitor its servicing procedures and reports and, if any material variations are found, shall amend such reports.


         The Company has provided this Officer's Certificate to those parties listed in Section 7.04 of the Agreements.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of March __, 2002.



                                                 /s/ Arthur Q. Lyon
                                                 Arthur Q. Lyon
                                                 Senior Vice President
                                                 And Chief Financial Officer

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                             MANAGEMENT'S ASSERTION


       As of and for the year ended December 31, 2001, HomEq Servicing Corporation (the Company) complied in all material respects with the minimum servicing standards relating to its servicing of home equity and home improvement loans, set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers..

       As of and for the year ended December 31, 2001, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $200 million and $20 million, respectively.



                  /s/  Arthur Q. Lyon                          March 27, 2002
       ---------------------------------------------           --------------
                     Arthur Q. Lyon                                 Date
                Chief Financial Officer
                  The Money Store Inc.



                  /s/  Keith G. Becher                         March 27, 2002
       ----------------------------------------------          --------------
                     Keith G. Becher                                Date
                 Chief Operating Officer
               HomEq Servicing Corporation







                       707 3rd Street - West Sacramento, CA 95605 - 916/617-2001